Exhibit 99.1

NEWS RELEASE CONTACTS:	Wayne Whitener Chief Executive Officer TGC Industries, Inc. (972) 881-1099 Jack Lascar / Karen Roan DRG&E (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Second Quarter 2010 Results

PLANO, TEXAS — August 2, 2010 — TGC Industries, Inc. (NASDAQ: TGE) today announced financial results for the second quarter of 2010.  Revenues were $22.5 million compared to $22.6 million for the second quarter of 2009.  This year’s first and second quarters include financial results from Eagle Canada, which was acquired in October 2009.

Net loss for the second quarter of 2010 was $1.2 million, or ($0.06) per share, compared to net income of $1.2 million, or $0.06 per diluted share, in the second quarter of 2009.  (All per share amounts have been adjusted to reflect the five percent stock dividend paid on May 14, 2010 to shareholders of record as of April 30, 2010).

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “As anticipated, we did not operate any crews in Canada for the entire second quarter as a result of the spring thawing season.  Due to the seasonality of the Canadian market, the second quarter is the weakest quarter for activity in Canada, and we expect increasing levels of seismic activity in that region for the next three quarters, beginning with the third quarter.  The inactivity in Canada contributed to the second quarter net loss as we incurred the ongoing costs of the Canadian operations during the spring thaw with little corresponding revenue.

“We have continued to optimize our utilization, keeping our crew count aligned with expected demand from our customers and operating six crews in the lower 48 states for the entire second quarter.  Based on our current North American backlog of $50 million, we expect to operate at least six U.S. crews for the balance of 2010.  Our backlog has been increasing steadily since its recent low of $37 million at the end of the 2009 second quarter, and we have the ability to add crews quickly as business conditions improve.

“While the oil spill in the Gulf of Mexico has created additional uncertainty in the decision-making process of our customers, we believe we should benefit from any potential transfer of exploration dollars from offshore to onshore U.S., which would be a positive factor for the U.S. land seismic acquisition industry.  Overall, despite challenging circumstances, we continue to experience a steadily improving bidding environment that started in late 2009 and, therefore, remain cautiously optimistic regarding the second half of 2010.

“We ended the quarter with approximately $22 million in cash and remain well capitalized and strong financially, with the financial and operational flexibility to take advantage of the current recovery in the seismic market.”

SECOND QUARTER 2010

Revenues for the second quarter of 2010 were $22.5 million compared to $22.6 million in the second quarter of 2009 as the Company’s Canadian operations did not contribute materially to the overall results of this year’s second quarter.  The Company operated six crews in the U.S. during the entire second quarter.  During the second quarter of 2009, the Company began with eight crews in the U.S. and ended with five crews, adjusting rapidly to diminishing demand during that quarter.  Cost of services rose 17.8 percent to $18.3 million from $15.6 million in the second quarter of 2009.  Cost of services as a percentage of revenues increased to 81.6 percent compared to 68.9 percent in the 2009 second quarter as a result of lower margins in the U.S. due to depressed demand and a more competitive pricing environment.  Selling, general and administrative expenses (“SG&A”) were $1.7 million, basically flat with the first quarter but up from $1.0 million in the second quarter of 2009 primarily due to the inclusion of Eagle Canada in this quarter’s results.

Net loss was $1.2 million, or ($0.06) per share, compared to net income of $1.2 million, or $0.06 per diluted share, in the second quarter of 2009.  The Company recorded a tax benefit of approximately $0.4 million, or an effective tax rate of 24.5 percent in the second quarter of 2010 compared to an effective tax rate of 42.4 percent in the second quarter of 2009.  Second quarter 2010 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) declined to $2.4 million from $6.1 million in the second quarter of 2009.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings is provided in the financial tables below.

FIRST HALF 2010

Revenues for the first six months of 2010 declined 9.9 percent to $52.8 million from $58.6 million in the first six months of 2009.  Cost of services rose 10.9 percent to $41.9 million compared to $37.8 million in the first half of 2009.  Cost of services as a percentage of revenues increased to 79.4 percent compared to 64.5 percent in the first half of 2009.  Net loss was $0.7 million, or ($0.03) per share, compared to net income of $6.3 million, or $0.33 per diluted share, for the first half of 2009.  Year to date EBITDA declined to $7.4 million from $18.6 million for the comparable period of 2009.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, August 2, 2010, at 9:30 a.m. Eastern Time.  To participate in the conference call, dial 480-629-9274 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 16, 2010.  To access the replay, dial 303-590-3030 using a pass code of 4329573#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$22,480,784	$22,591,134	$52,774,625	$58,602,011

Cost and expenses
Cost of services	18,335,659	15,565,041	41,921,690	37,810,163
Selling, general and administrative	1,744,273	968,333	3,429,310	2,141,866
Depreciation and amortization expense	3,789,217	3,633,316	7,656,931	7,432,753
	23,869,149	20,166,690	53,007,931	47,384,782

Income (loss) from operations	(1,388,365)	2,424,444	(233,306)	11,217,229

Interest expense	214,202	268,313	429,814	536,960

Income (loss) before income taxes	(1,602,567)	2,156,131	(663,120)	10,680,269

Income tax (benefit) expense	(391,961)	913,862	(3,021)	4,403,338

NET INCOME (LOSS)	$(1,210,606)	$1,242,269	$(660,099)	$6,276,931

Earnings per common share:
Basic	$(0.06)	$0.06	$(0.03)	$0.33
Diluted	$(0.06)	$0.06	$(0.03)	$0.33

Weighted average number of common shares outstanding:
Basic	19,202,800	19,194,360	19,201,133	19,189,029
Diluted	19,202,800	19,291,499	19,201,133	19,193,051

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2010 to shareholders of record as of April 30, 2010.  The statements of income reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.  TGC Industries, Inc. acquired Eagle Canada, Inc. during October of 2009, and the earnings of Eagle Canada are included in the three and six month periods ended June 30, 2010.

TGC Industries, Inc.

Condensed Balance Sheet

	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$21,733,209	$25,504,149
Receivables (net)	10,680,928	9,455,224
Pre-paid expenses and other	4,329,073	2,066,531
Current assets	36,743,210	37,025,904
Other assets (net)	1,443,338	1,440,488
Property and equipment (net)	45,368,405	47,583,333
Total assets	$83,554,953	$86,049,725

Current liabilities	$21,349,099	$19,730,270
Long-term obligations	4,309,558	6,507,147
Long-term deferred tax liability	5,769,420	7,117,030
Shareholders’ equity	52,126,876	52,695,278
Total liabilities & equity	$83,554,953	$86,049,725

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Income (Loss)	$(1,210,606)	$1,242,269	$(660,099)	$6,276,931
Depreciation	3,789,217	3,633,316	7,656,931	7,432,753
Interest expense	214,202	268,313	429,814	536,960
Income tax (benefit) expense	(391,961)	913,862	(3,021)	4,403,338

EBITDA	$2,400,852	$6,057,760	$7,423,625	$18,649,982

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